                     INDEPENDENT AUDITOR'S CONSENT


We do hereby consent to the use of our report dated August 28, 1998 on the financial statements of American/National Trucking, Inc. and our report dated August 14, 1998 on the financial statements of RC Capital, Inc. included in and made part of the amendment to the registration statement of Makepeace Capital Corp. dated November 20, 1998.


November 20, 1998

/s/   James E. Scheifley & Associates, P.C.
Certified Public Accountant